Consent of Independence Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3, No. 333-267667) of Fomento Económico Mexicano, S.A.B. de C.V., of our reports dated April 23, 2024, with respect to consolidated financial statements of Fomento Económico Mexicano, S.A.B. de C.V. and subsidiaries, and the effectiveness of internal control over financial reporting of Fomento Económico Mexicano, S.A.B. de C.V. and subsidiaries included in this Annual Report (Form 20-F) for the year ended December 31, 2023.

Mancera, S.C.
A member practice of
Ernst & Young Global Limited

/s/ MANCERA, S.C.
San Pedro Garza García, Mexico
April 23, 2024